Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Funko, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (our “certificate”) and amended and restated bylaws (our “bylaws”) are summaries and are qualified in their entirety by reference to the full text of our certificate and bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Our certificate authorizes capital stock consisting of:
•200,000,000 shares of Class A common stock, par value $0.0001 per share;
•50,000,000 shares of Class B common stock, par value $0.0001 per share; and
•20,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Class A common stock, whether voting separately as a class or otherwise. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class B common stock will be entitled to receive pro rata our remaining assets available for distribution; provided, that the holders of shares of Class B common stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, the holders of shares of Class B common stock, as such, shall not be entitled to receive any other assets or funds of the Company.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.
Class B Common Stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of Class B common stock, whether voting separately as a class or otherwise. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors.

Additional shares of Class B common stock may be issued only to the extent necessary to maintain a one-to-one ratio between the number of common units of Funko Acquisition Holdings, L.L.C., a Delaware limited liability company ("FAH, LLC") held by the Permitted Class B Owners (as defined below) and the number of shares of Class B common stock issued to the Permitted Class B Owners.
Shares of Class B common stock are transferable only together with an equal number of common units of FAH, LLC. Only permitted transferees of common units held by the Permitted Class B Owners will be permitted transferees of Class B common stock. "Permitted Class B Owners" means collectively, the holders of common units of FAH, LLC, or any successor entities thereto, as set forth on Schedule A of our certificate, their respective successors and assigns as well as their respective transferees.
Holders of shares of our Class B common stock vote together with holders of our Class A common stock as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.
Preferred Stock
The total of our authorized shares of preferred stock is 20,000,000 shares. We have no shares of preferred stock outstanding.
Under the terms of our certificate, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock.

Registration Rights
In connection with our IPO in November 2017, we entered into a Registration Rights Agreement with certain of the Original Equity Owners (as defined below) (including current and former executive officers) granting such parties specified rights to require us to register all or a portion of their shares under the Securities Act of 1933, as amended (the “Securities Act”). "Original Equity Owners" means the owners of ownership interests in FAH, LLC prior to the IPO, which include ACON Funko Investors, L.L.C., a Delaware limited liability company, and certain funds affiliated with ACON Funko Investors, L.L.C. TCG 3.0 Fuji, LP (“TCG”) has also been joined as a party to the Registration Rights Agreement.
(collectively, "ACON") and Fundamental Capital, LLC and Funko International, LLC (collectively, "Fundamental").
Forum Selection
Our certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (3) any action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), our certificate or our bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine. In addition, our bylaws provide that the federal district courts of the United States are the exclusive forum for any complaint raising a cause of action arising under the Securities Act of 1933, as amended. These provisions would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future.

Anti-Takeover Provisions
Our certificate and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of common units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
Our certificate provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement we entered into with TCG (the “Stockholders Agreement”), TCG has the right to request that one or more of their respective designated directors tender their resignations from the board of directors, in each case, with or without cause at their request. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of the holder of a majority of the voting power of all outstanding shares of stock of the Company which are present in person or by proxy and entitled to vote thereon. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder Action by Written Consent
Subject to the rights of any series of preferred stock permitting the holders of such series of preferred stock to act by written consent and subject to the consent right of the permitted owners of our Class B common stock provided for in Section 6.4 of our certificate, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meetings of Stockholders
Our bylaws provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.
Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may, subject to the Stockholders Agreement, be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors.
In addition, subject to the Stockholders Agreement, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions contained in our certificate of incorporation described above.
Section 203 of the DGCL
We have opted out of Section 203 of the DGCL. However, our certificate contains provisions that are similar to Section 203. Specifically, our certificate provides that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. However, in our case, TCG and any affiliate of TCG to which TCG transfers Class A common stock and any of their respective affiliates or associates and any of their respective direct or indirect transferees receiving 15% or more of our outstanding voting stock will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Washington Business Corporation Act
The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the Washington Business Corporation Act, or the WBCA, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons which beneficially owns 10% or more of the voting power of the target corporation, an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things, any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person; any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and allowing the acquiring person to receive any disproportionate benefit as a stockholder.
After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders. We will be considered a “target corporation” so long as our shares are registered with the Securities and Exchange Commission, our principal executive office is located in Washington and (1) a majority of our employees are residents of the state of Washington or we employ more than one thousand residents of the state of Washington, (2) a majority of our tangible assets, measured by market value, are located in the state of Washington or we have more than $50 million worth of tangible assets located in the state of Washington, and (3) any one of the following: (a) more than 10% of our stockholders of record are resident in the state of Washington; (b) more than 10% of our shares are owned of record by state residents; or (c) 1,000 or more of our stockholders of record are resident in the state. If we meet the definition of a target corporation, the WBCA may have the effect of delaying, deferring or preventing a change of control.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under the DGCL. In addition, as permitted by the DGCL, our certificate includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, to the extent permitted by the DGCL. The effect of this provision is to restrict our rights and the rights of our stockholders to recover monetary damages against a director or officer for breach of certain fiduciary duties as a director or officer in certain circumstances, as provided in the DGCL.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates acting in their capacity as our employee, or director. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is not employed by us or our affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our certificate , (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Funko, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.
Trading Symbol and Market
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “FNKO.”